Exhibit 99.1

BED BATH & BEYOND INC. REPORTS FISCAL 2022 SECOND QUARTER RESULTS

Net Sales of $1.44B; Comparable Sales of (26)%, In Line with Expectations Announced on August 31st
GAAP and Adjusted Gross Margin of 27.7% Reflecting 260bps of Accelerated Inventory Clearance Activity vs. Q2'21
Double-Digit Improvement in Inventory to Net Sales Gap vs. Q1'22
Current Liquidity of Approximately $0.85 Billion
Recently Launched At-The-Market Offering Program to Provide Incremental Flexibility

UNION, New Jersey, September 29, 2022 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the second quarter of fiscal 2022 ended August 27, 2022.

	Reported (GAAP)			Adjusted[2]
($ in millions, except per share data)	Three months ended			Three months ended
	August 27, 2022	August 28, 2021	Diff	August 27, 2022	August 28, 2021	Diff
Net Sales	$1,437	$1,985	(28)%	$1,437	$1,985	(28)%
Comparable[1] Sales						(26)%
Gross Margin	27.7%	30.3%	-260bps	27.7%	34.0%	-630bps

SG&A Margin	44.2%	32.9%	1,130bps	44.2%	33.0%	1,120bps
Net (Loss) Income	($366)	($73)	($293)	($256)	$4	($260)
Adjusted[2] EBITDA				($168)	$85	($253)
Adjusted[2] EBITDA Margin				(11.7)%	4.3%	-1,600bps
EPS - Diluted	($4.59)	($0.72)	($3.87)	($3.22)	$0.04	($3.26)

Sue Gove, Director & Interim CEO of Bed Bath & Beyond said, “Our results for the second quarter came in as previously expected and announced. While our sales and profit results do not yet reflect the strategic and financial actions we have initiated to change our performance, they do demonstrate sequential progress in several key areas. In the first quarter, we experienced a significant dislocation between sales and inventory that we began to address immediately during the second quarter. Aggressive inventory optimization actions, including accelerated markdowns and strategic promotions, led to double digit improvement in this gap. Working with our supplier partners has also been an important focus area and our payables are considerably healthier than in the prior quarter as evident on our balance sheet.

Ms. Gove continued, "Although still very early, we are seeing signs of continued progress as merchandising and inventory changes begin. For example, we have seen positive sales trends where in-stock positions and visual merchandising have improved. Our Welcome Rewards loyalty program also continues to gain momentum with membership expanding by more than 1.3 million since the end of August, for a total of 6.4 million members since launching this summer. Enrolled members represent more frequent purchases and higher transaction values across all three banners. Our buybuy BABY business continues to hold market share relative to other mass market retailers in today’s highly competitive environment. We are enhancing our capabilities while leveraging Welcome Rewards, such as the relaunch of our Baby registry business later this fiscal year, increasing the effectiveness of marketing investments, and realizing the strategic shift of our merchandise assortment which had minimal impact in this quarter, all targeted to drive customers and top-line growth."

"We have worked quickly to deploy strategic and financial changes swiftly to increase cash through business growth and lowering our cost structure by approximately $250 million in the second half of fiscal 2022, or an expected $500 million on an annualized basis. We are confident that our current liquidity will enable the necessary changes we are implementing. I want to thank our teams for their proven dedication and resilience during this extraordinary and important time for our organization. We are more focused than ever on demonstrating improvement in the coming quarters. Regaining market share and enhancing liquidity are our top priorities.”

Q2 Highlights
•Net Sales of $1,437M declined (28)%, reflecting a Comparable1 Sales decline of (26)% and (2)% related to the impact from fleet optimization activity
▪Bed Bath & Beyond banner Comparable1 Sales decline of (28)%; reflecting legacy merchandise assortment, out of stocks, and continued trends in customer traffic
▪buybuy BABY maintaining market share while Comparable1 Sales decreased by high-teens percentage compared to growth of high-teens percentage in the year ago period
•Launch of Welcome Rewards during the quarter with membership of 6.3 million, reflecting approximately 30% increase in new members
•GAAP Gross Margin of 27.7%; Adjusted2 Gross Margin of 27.7%
▪Adjusted2 Gross Margin reflects 260bps of negative impact from accelerated inventory clearance activity at the Bed Bath & Beyond banner, leading to double-digit improvement in Inventory to Net Sales versus last quarter
▪Adjusted2 Gross Margin also includes 100bps of transient supply chain-related port fees which the Company expects to recede by fiscal year-end
▪Excluding the aforementioned 360bps of accelerated and transient costs, Q2 Adjusted2 Gross Margin would have been 31.3%
•Cash Flow from Operations of approximately $(198.9) million and Capital Expenditures of approximately $(121.6) million resulting in Free Cash Flow of approximately $(320.5) million.
•Liquidity of approximately $0.85 billion as of fiscal September, reflecting recently expanded $1.13 billion ABL facility and new $375.0 million “first-in-last-out” loan (“FILO loan”)
•At-the-Market (“ATM”) Offering Program recently launched with approximately three million shares of twelve million authorized shares sold for proceeds of approximately $30 million

Fiscal 2022 Second Quarter Results (ending August 27, 2022)
Net sales of $1,437M declined (28)%, reflecting a Comparable1 Sales decline of (26)% and (2)% related to the impact from fleet optimization activity.
•By channel, Comparable1 Sales declined (28)% in Stores and (22)% in Digital versus the fiscal 2021 second quarter.
•Bed Bath & Beyond banner Comparable1 Sales decreased (28)% compared to the prior year period. Results exclude the impact from the Company's previously announced store fleet optimization program, which began in the second half of fiscal 2020.
•buybuy BABY banner Comparable1 Sales decreased in the high-teens compared to growth of high-teens percentage during the fiscal 2021 second quarter.
GAAP and Adjusted Gross Margin was 27.7% for the quarter. Adjusted2 Gross Margin of 27.7% included a 260 basis point negative impact compared to last year from accelerated clearance activity as the Company works aggressively to right-size inventory levels commensurate with sales. Port-related transient supply chain costs also impacted Adjusted2 Gross Margin by 100 basis points versus the year ago period. Excluding the aforementioned 360 basis points of accelerated and transient costs, Q2 Adjusted2 Gross Margin would have been 31.3%.
SG&A expense on both a GAAP and Adjusted2 basis remain at lower levels compared to the prior year period, primarily due to cost reductions and lower rent and occupancy expenses on a lower store base following the Company’s fleet optimization program. SG&A Margin for the quarter increased on a GAAP and Adjusted2 basis versus last year due to lower Net Sales. These results do not reflect significant cost optimization plans that began following the Company's

Business & Strategic Update on August 31, 2022. Significant SG&A actions include a 20% reduction in force across corporate and supply chain, in addition to decreases in indirect spending throughout the organization.

Adjusted2 EBITDA for the period was ($168) million reflecting lower Net Sales and lower Adjusted2 Gross Margin.
Net Loss per diluted share of $(4.59) for the quarter reflected approximately $1.38 of special items for the quarter. Excluding special items, Adjusted2 Net Loss per diluted share was $(3.22). Special items during the second quarter included restructuring costs driven by severance charges related to the departure of certain executive officers and the aforementioned reduction in force.
For the fiscal 2022 second quarter, the Company reported operating cash flow of approximately $(198.9) million. Investing cash flow of $(121.6) million was primarily driven by planned capital expenditures in connection with store remodels, new openings (related to buybuy BABY), maintenance and investments in technology. The Company has paused its new store and remodel programs for the remainder of fiscal 2022 which is expected to reduce its fiscal 2022 planned capital expenditures by approximately $150 million from a prior expectation of approximately $400 million.
Cash, cash equivalents, restricted cash and investments totaled approximately $0.2 billion and Total Liquidity3 was approximately $0.5 billion as of the fiscal 2022 second quarter, including the Company’s prior $1.0 billion asset-backed revolving credit facility less borrowings of $550 million and approximately $136.4 million in letters of credit.
As announced on August 31, 2022, the Company secured more than $500.0 million of new financing, including a newly expanded $1.130 billion asset-backed revolving credit facility and a new $375.0 million FILO facility. Current liquidity is $0.85 billion, after repayments and borrowings that have occurred subsequent to the fiscal 2022 second quarter. Additionally, the Company's 12 million share ATM program has launched. Program-to-date, the Company has sold approximately three million shares for approximately $30 million. Proceeds from the Company's ATM are expected to be used to advance strategic financial objectives.
The Company is considering liability management transactions with particular focus on the 2024 bonds. Transactions could be launched in the third quarter and could include offers to exchange our current debt for new longer tenured debt or equity at exchange ratios related to the then-current value of the current debt. However, the transactions could take other forms or might not be launched at all.

Fiscal 2022 Outlook Commentary
As previously announced with the Company's Business and Strategic Update on August 31, 2022, the Company is maintaining the following outlook parameters for fiscal 2022:

–Comparable1 Sales decline in the 20% range driven by improvements in the second half of fiscal 2022 versus the first half of fiscal 2022
–Adjusted2 SG&A expense approximately $250 million below last year, reflecting cost optimization actions occurring in the second half of fiscal 2022
–Capital Expenditures of approximately $250 million versus the Company's original plans of approximately $400 million previously planned for fiscal 2022
Based on these guidance parameters, as well as ongoing working capital management and the timing of SG&A savings, planned reductions in capital expenditures and future store closures, the Company anticipates breakeven operating cash flow by the end of fiscal 2022.
The Company will provide further commentary and context for its fiscal 2022 outlook during its conference call as well as in its investor presentation available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations.

Fiscal 2022 Second Quarter Conference Call and Investor Presentation

Bed Bath & Beyond Inc.’s fiscal 2022 second quarter conference call with analysts and investors will be held today at 8:15am EDT and may be accessed by dialing 1-404-400-0571, or if international, 1-866-374-5140, using conference ID number 63266542#. A live audio webcast of the conference call, along with the earnings press release, investor presentation and supplemental financial disclosures, will also be available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations. The webcast will be available for replay after the call.

The Company has also made available an Investor Presentation on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/events-and-presentations.

(1) Comparable Sales reflects the year-over-year change in sales from the Company's retail channels, including stores and digital, that have been operating for twelve full months following the opening period (typically six to eight weeks). Comparable Sales excludes the impact of the Company's store network optimization program.
(2) Adjusted items refer to comparable sales as well as financial measures that are derived from measures calculated in accordance with GAAP, which have been adjusted to exclude certain items. Adjusted Gross Margin, Adjusted SG&A, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EPS - Diluted are non-GAAP financial measures. For more information about non-GAAP financial measures, see “Non-GAAP Information” below.
(3) Total Liquidity includes cash & investments and availability under the Company’s asset-based revolving credit facility.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, and facevalues.com. As of August 27, 2022, the Company had a total of 955 stores, including 768 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 137 buybuy BABY stores and 50 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal 2022 second quarter, the Company opened 2 buybuy BABY stores. Additionally during the fiscal 2022 second quarter, the Company closed 2 stores including 1 Bed Bath & Beyond stores and 1 Harmon store. The joint venture to which the Company is a partner operates 12 stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA margin, adjusted gross margin, adjusted SG&A, and adjusted net earnings per diluted share. Non-GAAP information is intended to provide visibility into the Company’s core operations and excludes special items, including non-cash impairment charges related to certain store-level assets and tradenames, loss on sale of businesses, loss on the extinguishment of debt, charges recorded in connection with the restructuring and transformation initiatives, which includes accelerated markdowns and inventory reserves related to the planned assortment transition to Owned Brands and costs associated with store closures related to the Company's fleet optimization and the income tax impact of these items. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results. For a reconciliation to the most directly comparable US GAAP measures and certain information relating to the Company’s use of non-GAAP financial measures, see “Non-GAAP Financial Measures” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 including, but not limited to, our progress and anticipated progress towards our long-term objectives, as well as more generally the status of our future liquidity and financial condition and our outlook for our 2022 fiscal third quarter, 2022 fiscal fourth quarter and 2022 fiscal year. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, preliminary, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. Our actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the recent supply chain disruptions, labor shortages, wage pressures, rising inflation and the ongoing military conflict between Russia and Ukraine; challenges related to our relationships with our suppliers, including the failure of our suppliers to supply us with the necessary volume and type of products; the impact of cost-saving measures; our inability to generate sufficient cash to service all of our indebtedness or our ability to access additional capital; our inability to complete our expected credit financings; changes to our credit rating or the terms on which vendors or others will provide us credit; the impact of strategic changes, including the reaction of customers to such changes; a challenging overall macroeconomic environment and a highly competitive retailing environment; risks associated with the ongoing COVID-19 pandemic and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our and governmental actions taken in response to these risks; changing consumer preferences, spending habits and demographics; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by us; challenges in executing our omni-channel and transformation strategy, including our ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets we serve; our ability to successfully execute our store fleet optimization strategies, including our ability to achieve anticipated cost savings and to not exceed anticipated costs; our ability to execute on any additional strategic transactions and realize the benefits of any acquisitions, partnerships, investments or divestitures; disruptions to our information technology systems, including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; damage to our reputation in any aspect of our operations; the cost of labor, merchandise, logistical costs and other costs and expenses; potential supply chain disruption due to trade restrictions or otherwise, and other factors such as natural disasters, pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; inflation and the related increases in costs of materials, labor and other costs; inefficient management of relationships and dependencies on third-party service providers; our ability to attract and retain qualified employees in all areas of the organization; unusual weather patterns and natural disasters, including the impact of climate change; uncertainty and disruptions in financial markets; volatility in the price of our common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on our capital allocation strategy; changes to statutory, regulatory and other legal requirements or deemed noncompliance with such requirements; changes to accounting rules, regulations and tax laws, or new interpretations of existing accounting standards or tax laws; new, or developments in existing, litigation, claims or assessments; and a failure of our business partners to adhere to appropriate laws, regulations or standards. Except as required by law, we do not undertake any obligation to update our forward-looking statements.

Contacts

INVESTOR CONTACT: Susie Kim, IR@bedbath.com
MEDIA CONTACT: Julie Strider, media@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Net sales	$1,437,018	$1,984,696	$2,900,436	$3,938,508

Cost of sales	1,038,756	1,383,627	2,152,862	2,703,745

Gross profit	398,262	601,069	747,574	1,234,763

Selling, general and administrative expenses	634,877	652,972	1,272,385	1,311,734

Impairments	55,518	7,584	82,217	16,713

Restructuring and transformation initiative expenses	54,069	24,495	78,332	58,181

Loss on sale of businesses	—	132	—	4,121

Operating loss	(346,202)	(84,114)	(685,360)	(155,986)

Interest expense, net	18,603	16,121	35,051	32,121

Loss on extinguishment of debt	—	111	—	376

Loss before provision (benefit) for income taxes	(364,805)	(100,346)	(720,411)	(188,483)

Provision (benefit) for income taxes	1,354	(27,131)	3,414	(64,394)

Net loss	$(366,159)	$(73,215)	$(723,825)	$(124,089)

Net loss per share - Basic	$(4.59)	$(0.72)	$(9.09)	$(1.19)
Net loss per share - Diluted	$(4.59)	$(0.72)	$(9.09)	$(1.19)

Weighted average shares outstanding - Basic	79,706	101,951	79,659	104,361
Weighted average shares outstanding - Diluted	79,706	101,951	79,659	104,361

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s second quarter conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including comparisons of year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies. As such, the Company does not recommend the sole use of these non-GAAP measure to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for its fiscal 2022 second quarter. In order for investors to be able to more readily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2021 period in the reconciliation tables below. The Company is not providing a reconciliation of its guidance with respect to Adjusted EBITDA and Adjusted SG&A because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended August 27, 2022
			Excluding
	Reported		Loss on Sale of Businesses	Loss on extinguishment of debt	Restructuring and Transformation Expenses	Impairments charges	Total income tax impact	Total Impact	Adjusted
Gross Profit	$398,262		$—	$—	$—	$—	$—	$—	$398,262
Gross margin	27.7%		—%	—%	—%	—%	—%	—%	27.7%

Restructuring and transformation initiative expenses	54,069		—	—	(54,069)	—	—	(54,069)	—

(Loss) earnings before provision (benefit) for income taxes	(364,805)		—	—	54,229	55,518	—	109,747	(255,058)

Provision (benefit) for income taxes	1,354		—	—	—	—	—	—	1,354
Effective tax rate	(0.4)%						(0.1)%	(0.1)%	(0.5)%

Net (loss) income	$(366,159)		$—	$—	$54,229	$55,518	$—	$109,747	$(256,412)

Net loss per share - Diluted	$(4.59)							$1.38	$(3.22)

Weighted average shares outstanding- Basic	79,706							79,706	79,706
Weighted average shares outstanding- Diluted	79,706	(1)						79,706	79,706

Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
Net (loss) income	$(366,159)		$—	$—	$54,229	$55,518	$—	$109,747	$(256,412)
Depreciation and amortization	70,991		—	—	(2,057)	—	—	(2,057)	68,934
Interest expense	18,603		—	—	—	—	—	—	18,603
Provision (benefit) for income taxes	1,354		—	—	—	—	—	—	1,354
EBITDA	$(275,211)		$—	$—	$52,172	$55,518	$—	$107,690	$(167,521)
EBITDA as % of net sales									(11.7)%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

	Three Months Ended August 28, 2021
			Excluding
	Reported		Loss on Sale of Businesses	Loss on extinguishment of debt	Restructuring and Transformation Expenses	Impairment charges	(Gain) loss on sale of property	Total income tax impact	Total Impact	Adjusted
Gross Profit	$601,069		$—	$—	$73,679	$—	$—	$—	$73,679	$674,748
Gross margin	30.3%		—%	—%	3.7%	—%	—%	—%	3.7%	34.0%

Restructuring and transformation initiative expenses	24,495		—	—	(24,495)	—	—	—	(24,495)	—

(Loss) earnings before (benefit) provision for income taxes	(100,346)		132	111	98,174	7,584	(1,339)	—	104,662	4,316

(Benefit) provision for income taxes	(27,131)		—	—	—	—	—	27,751	27,751	620
Effective tax rate	27.0%							(12.6)%	(12.6)%	14.4%

Net (loss) income	$(73,215)		$132	$111	$98,174	$7,584	$(1,339)	$(27,751)	$76,911	$3,696

Net (loss) earnings per share - Diluted	$(0.72)								$0.76	$0.04

Weighted average shares outstanding- Basic	101,951								101,951	101,951
Weighted average shares outstanding- Diluted	101,951	(1)							101,951	104,037

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (loss) income	$(73,215)		$132	$111	$98,174	$7,584	$(1,339)	$(27,751)	$76,911	$3,696
Depreciation and amortization	70,112		—	—	(5,924)	—	—	—	(5,924)	64,188
Loss on extinguishment of debt	111		—	(111)	—	—	—	—	(111)	—
Interest expense	16,121		—	—	—	—	—	—	—	16,121
(Benefit) provision for income taxes	(27,131)		—	—	—	—	—	27,751	27,751	620
EBITDA	$(14,002)		$132	$—	$92,250	$7,584	$(1,339)	$—	$98,627	$84,625
EBITDA as % of net sales										4.3%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	August 27, 2022	February 26, 2022	August 28, 2021
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$135,270	$439,496	$970,592
Short term investment securities	—	—	29,999
Merchandise inventories	1,576,270	1,725,410	1,590,669
Prepaid expenses and other current assets	192,615	198,248	510,109
Total current assets	1,904,155	2,363,154	3,101,369
Long-term investment securities	20,228	19,212	19,459
Property and equipment, net	1,121,203	1,027,387	918,462
Operating lease assets	1,469,076	1,562,857	1,668,621
Other assets	151,977	157,962	359,612
Total assets	$4,666,639	$5,130,572	$6,067,523

Liabilities and Shareholders' (Deficit) Equity
Current liabilities:
Accounts payable	$783,681	$872,445	$991,502
Accrued expenses and other current liabilities	394,268	529,371	514,404
Merchandise credit and gift card liabilities	328,089	326,465	311,013
Current operating lease liabilities	322,430	346,506	349,847
Current income taxes payable	—	—	—
Total current liabilities	1,828,468	2,074,787	2,166,766
Other liabilities	114,259	102,438	74,831
Operating lease liabilities	1,479,456	1,508,002	1,609,912
Income taxes payable	92,146	91,424	102,192
Long-term debt	1,729,964	1,179,776	1,179,588
Total liabilities	5,244,293	4,956,427	5,133,289

Shareholders' (deficit) equity:
Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; authorized - 900,000 shares; issued 345,053, 344,146 and 343,596, respectively; outstanding 80,363, 81,979 and 101,060 shares, respectively	3,450	3,441	3,436
Additional paid-in capital	2,253,039	2,235,894	2,218,400
Retained earnings	8,942,368	9,666,091	10,101,522
Treasury stock, at cost; 264,691, 262,167 and 242,536 shares, respectively	(11,728,514)	(11,685,267)	(11,335,845)
Accumulated other comprehensive loss	(47,997)	(46,014)	(53,279)

Total shareholders' (deficit) equity	(577,654)	174,145	934,234

Total liabilities and shareholders' (deficit) equity	$4,666,639	$5,130,572	$6,067,523

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Cash Flows from Operating Activities:
Net loss	$(366,159)	$(73,215)	$(723,825)	$(124,089)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	70,991	70,112	142,094	138,390
Impairments	55,518	7,584	82,217	16,713
Stock-based compensation	9,311	10,075	16,434	17,993
Deferred income taxes	2,299	(26,803)	—	(48,938)
Loss on sale of businesses	—	132	—	4,121
Loss on debt extinguishment	—	111	—	376
Other	377	(3,176)	967	(5,373)
Decrease (increase) in assets:
Merchandise inventories	181,486	(31,070)	146,729	82,296
Other current assets	(7,560)	3,659	411	82,203
Other assets	24	(293)	(82)	(225)
(Decrease) increase in liabilities:
Accounts payable	(33,804)	111,691	(81,401)	9,490
Accrued expenses and other current liabilities	(98,854)	12,667	(136,892)	(116,660)
Merchandise credit and gift card liabilities	3,103	1,878	1,927	(1,543)
Income taxes payable	2,097	(767)	793	(490)
Operating lease assets and liabilities, net	(14,663)	(4,869)	(27,759)	(1,744)
Other liabilities	(3,040)	(2,937)	(4,038)	(6,482)
Net cash (used in) provided by operating activities	(198,874)	74,779	(582,425)	46,038

Cash Flows from Investing Activities:
Purchases of held-to-maturity investment securities	—	—	—	(29,997)
Net proceeds from sale of property	—	5,000	—	5,000
Capital expenditures	(121,648)	(75,954)	(226,500)	(149,475)
Net cash used in investing activities	(121,648)	(70,954)	(226,500)	(174,472)

Cash Flows from Financing Activities:
Borrowing of long-term debt	350,000	—	550,000	—
Repayments of long-term debt	—	(3,182)	—	(11,355)
Repayments of finance leases	(809)	—	(809)	—
Repurchase of common stock, including fees	(219)	(101,316)	(43,247)	(240,011)
Payment of dividends	(45)	(80)	(316)	(640)
Payment of deferred financing fees	—	(3,443)	—	(3,443)
Net cash provided by (used in) financing activities	348,927	(108,021)	505,628	(255,449)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(620)	(4,628)	(871)	1,489

Net increase (decrease) in cash, cash equivalents and restricted cash	27,785	(108,824)	(304,168)	(382,394)

Cash, cash equivalents and restricted cash:
Beginning of period	138,931	1,133,654	470,884	1,407,224
End of period	$166,716	$1,024,830	$166,716	$1,024,830